Exhibit 3.56

THIS IS SCHEDULE “A” referred to in a Resolution of the Board of Directors COOL RECORDS INC. dated May 30, 2003.

BY-LAW NO. 1

of

COOL RECORDS INC.

(the “Corporation”)

1.	INTERPRETATION

1.1 Expressions used in this By-law shall have the same meanings as corresponding expressions in the Canada Business Corporations Act (the “Act”).

2.	CORPORATE SEAL

2.1 Until changed by the directors, the corporate seal of the Corporation shall be in the form impressed in the margin hereof.

3.	FINANCIAL YEAR

3.1 Until changed by the directors, the financial year of the Corporation shall end on such day in each year as the board of directors may from time to time by resolution determine.

4.	DIRECTORS

4.1 Number and Election. Until changed in accordance with the Act, there shall be not fewer than one (1) and not more than twenty (20) directors. Directors shall be elected by ordinary resolution at an annual or special meeting of shareholders. At each election of directors the number elected shall be the number of directors then in office unless the directors or the shareholders otherwise determine. Notwithstanding any vacancy among the directors, the remaining directors elected at such meeting may exercise all the powers of the board so long as a quorum of the board remains in office.

4.2 Term of Office. Each director shall hold office until the close of the annual shareholders’ meeting next following the election or appointment of such director, or the election or appointment of such director’s successor.

4.3 Quorum. A quorum of directors shall be a majority of directors then in office or such greater number as the directors may determine from time to time.

4.4 Calling of Meetings. Meetings of the directors or of any committee of directors shall be held at such time and place within or outside Canada as the Chair of the Board, the President or any two directors may determine.

4.5 Notice of Meetings. Notice of the time and place of each meeting of directors may be given to each director by telephone not less than 48 hours before the time of the meeting or by written notice not less than 48 hours before the date of the meeting or electronically not less than 48 hours before the date of the meeting, as provided in section 11.1, provided that the first meeting immediately following a meeting of shareholders at which directors are elected may be held without notice if a quorum is present. Meetings may be held without notice if the directors waive or are deemed to waive notice.

4.6 Chair. The Chair of the Board, or in the Chair’s absence the President if the President is a director, or in the President’s absence a director chosen by the directors at the meeting, shall be Chair of any meeting of directors. The Chair of the Board shall be an ex-officio member of all Board committees subject to applicable law and to the Board’s discretion to revoke any appointment.

4.7 Voting at Meetings. At meetings of the directors each director shall have one vote and questions shall be decided by a majority of votes. In case of an equality of votes the Chair of the meeting shall have a second or casting vote.

4.8 Meetings by Telephone, etc. If all the Directors consent, a director may participate in a meeting of the Board or of a committee of the Board by means of such telephone, electronic or other communications facilities as permit all persons participating in the meeting to communicate adequately with each other during the meeting, and a director participating in such a meeting by such means is deemed to be present at the meeting. Any such consent shall be effective whether given before or after the meeting to which it relates and may be given with respect to all meetings of the Board and of committees of the Board held while a director holds office.

4.9 Remuneration and Expenses. Subject to any unanimous shareholder agreement, the Board may fix the remuneration of the directors, officers, and employees of the Corporation and may formulate the policy of the Corporation in relation to the reimbursement of expenses. The remuneration to be paid to the directors shall be in addition to the salary paid to any officer or employee of the Corporation who is also a director. The Board may also award special remuneration to any director undertaking any special services on the Corporation’s behalf other than the routine work ordinarily required of a director by the Corporation and the confirmation of any such resolution or resolutions by the shareholders shall not be required. The Directors shall also be entitled to be reimbursed for their travelling and other expenses properly incurred by them in attending to the affairs of the Corporation. Nothing herein contained shall preclude any director from serving the Corporation in any other capacity and receiving remuneration therefor.

4.10 IDEM. If any director or officer of the Corporation shall be employed by or shall perform services for the Corporation other than as a director or officer or shall be a member of a firm, or shareholder, director or officer of a company which is employed by or performs services for the Corporation, the fact of his being the director or officer of the Corporation shall not disentitle such director or officer or such firm or company, as the case may be, from receiving proper remuneration for such services.

5.	OFFICERS

5.1 General. The directors, in their discretion, from time to time may appoint a Chair of the Board, a President, a Chief Executive Officer, one or more Vice-Presidents, a Secretary, a Treasurer and such other officers as the directors may determine.

5.2 Chair of the Board. The Chair of the Board, if any, shall be appointed from among the directors and when present shall be Chair of meetings of directors and shareholders and shall have such other powers and duties as the directors may determine.

5.3 President. Unless the directors otherwise determine the President shall be appointed from among the directors and shall be the chief executive officer of the Corporation and shall have general supervision of its business and affairs and in the absence of a Chair of the Board shall be Chair of meetings of directors and shareholders when present.

5.4 Vice-President. A Vice-President shall have such powers and duties as the directors or the chief executive officer may determine.

5.5 Secretary. The Secretary shall give required notices to shareholders, directors, auditors and members of committees, act as secretary of meetings of directors and shareholders when present, keep and enter minutes of such meetings, maintain the corporate records of the Corporation, have custody of the corporate seal and shall have such other powers and duties as the directors or the chief executive officer may determine.

5.6 Treasurer. The Treasurer shall keep proper accounting records in accordance with the Act, have supervision over the safekeeping of securities and the deposit and disbursement of funds of the Corporation, report as required on the financial position of the Corporation, and have such other powers and duties as the directors of the chief executive officer may determine.

5.7 Assistants. Any of the powers and duties of an officer to whom an assistant has been appointed may be exercised and performed by such assistant unless the directors or the chief executive officer otherwise direct.

5.8 Term of Office. Each officer shall hold office until the officer’s successor is elected or appointed, provided that the directors may at any time remove any officer from office but such removal shall not affect the rights of such officer under any contract of employment with the Corporation.

5.9 Variation of Powers and Duties. The Board may from time to time and subject to the provisions of the Act, vary, add to or limit the powers and duties of any officer.

6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

6.1 The Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation, or another individual who acts or acted at the Corporation’s request as a director or officer, or in a similar capacity, of another entity, and the heirs and legal representatives of such a person, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is or has been involved because of that association with the Corporation or other such entity.

6.2 The Corporation shall advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection 6.1. The individual shall repay the moneys if the individual does not fulfill the conditions of subsection 6.3.

6.3 The Corporation shall not indemnify an individual under subsection 6.1. unless the individual:

(a)	acted honestly and in good faith with a view to the best interests of the Corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Corporation’s request; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

6.4 The Corporation, with the approval of a court, shall indemnify an individual referred to in subsection 6.1., or advance moneys under subsection 6.2. in respect of an action by or on behalf of the Corporation or other entity to procure a judgment in its favour, to which the individual is made a party because of the individual’s association with the Corporation or other entity as described in subsection 6.1. against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection 6.3. The Corporation shall also make application to, and use its best efforts to obtain, such approval of the court.

6.5 Insurance. Subject to the limitations contained in the Act, the Corporation may purchase and maintain such insurance for the benefit of its directors and officers as such, as the Board may from time to time determine.

7.	SHAREHOLDERS

7.1 Quorum. A quorum for the transaction of business at a meeting of shareholders shall be at least one person present and holding or representing by proxy a majority of the shares in the capital of the Corporation entitled to vote at the meeting.

7.2 Casting Vote. In case of an equality of votes at a meeting of shareholders the Chair of the meeting shall have a second or casting vote.

7.3 Scrutineers. The Chair at any meeting of the shareholders may appoint one or more persons (who need not be shareholders) to act as scrutineer or scrutineers at the meeting.

7.4 Electronic Meetings and Voting. A meeting of shareholders may be held at which persons entitled to attend may participate and vote by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting, if the Corporation makes one available. A person participating in a meeting by such means is deemed to be present at the meeting. Any vote at a meeting of shareholders may be also held entirely by means of a telephonic, electronic or other communication facility, if the Corporation makes one available, even if none of the persons entitled to attend otherwise participates in the meeting by means of a communication facility. For the purpose of voting, a communication facility that is made available by the Corporation must enable the votes to be gathered in a manner that permits their subsequent verification and permits the tallied votes to be present to the Corporation without it being possible for the Corporation to identify how each shareholder or group of shareholders voted.

8.	SECURITIES

8.1 Transfer Agents and Registrars. For each class of securities and warrants issued by the Corporation, the directors may from time to time appoint a registrar to maintain the securities register and a transfer agent to maintain the register of transfers. In connection with the administration of the constraints on the issue and transfer of the Corporation’s securities and warrants, the secretary of the Corporation shall deliver to the registrar and transfer agent for the Corporation’s securities and the trustee for the Corporation’s warrants, copies of such declarations as to beneficial ownership, citizenship or otherwise and such other documents as the directors may from time to time prescribe as the documents which must be received by such registrar and transfer agent or trustee, as the case may be, before any transfer, conversion or other dealing with such securities or warrants may be registered or effected. No transfer or conversion shall be registered, effected or valid until all such declarations or documents as have been so prescribed and so delivered at such time, and all applicable fees and any fees prescribed by the Board, have been received by the registrar and transfer agent or trustee, as the case may be.

9.	DIVIDENDS AND RIGHTS

9.1 Declaration of Dividends. Subject to the Act the directors may from time to time declare dividends payable to the shareholders according to their respective rights and interest in the Corporation.

9.2 Cheques. A dividend payable in money shall be paid by cheque to the order of each registered holder of shares of the class or series in respect of which it has been declared and mailed by prepaid ordinary mail to such registered holder at the address of such holder in the Corporation’s securities register, unless such holder otherwise directs. In the case of joint holders the cheque shall, unless such joint holders otherwise direct, be made payable to the order of all of such joint holders and mailed to them at their address in the Corporation’s securities register. The mailing of such cheque as aforesaid, unless the same is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold.

9.3 Non-Receipt of Cheques. In the event of non-receipt of any dividend cheque by the person to whom it is sent as aforesaid, the Corporation shall issue to such person a replacement cheque for a like amount on such terms as to indemnity, reimbursement of expenses and evidence of non-receipt and of title as the directors may from time to time prescribe, whether generally or in any particular case.

9.4 Unclaimed Dividends. Any dividend unclaimed after a period of six years from the date on which the same has been declared to be payable shall be forfeited and shall revert to the Corporation.

10.	EXECUTION OF INSTRUMENTS

10.1 Deeds, transfers, assignments, agreements, proxies and other instruments, which include (but are not limited to) mortgages, hypothecs, charges, conveyances, transfers and assignments of property (real or personal, immovable or movable), releases, receipts and discharges for the payment of money or other obligations, conveyances, transfers and assignments of securities or any other written documents, may be signed on behalf of the Corporation by any two officers or by a director and an officer or by one of the Chair of the Board, the President and a Vice-President together with one of the Secretary and the Treasurer or in such other manner as the directors may determine; except any corporate documents of a routine nature may be signed on behalf of the Corporation by any one director or officer of the Corporation.

11.	NOTICE

11.1 Electronic Delivery. Provided the addressee has consented in writing or electronically in accordance with the Act and the regulations thereunder, the Corporation may satisfy the requirement to send any notice or document to a shareholder, director (including a notice sent under subsection

4.5.), auditor or member of a committee by creating and providing an electronic document in compliance with the Act and the regulations thereunder.

11.2 Accidental Omission to Give Notice. Accidental omission to give any notice to any shareholder, director, auditor or member of a committee or non-receipt of any notice or any error in a notice not affecting the substance thereof shall not invalidate any action taken at any meeting held pursuant to such notice.

ENACTED this 30th day of May, 2003.

WITNESS the Corporate Seal of the Corporation.

/s/ Illegible
President

/s/ Illegible
Secretary

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